EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


The Registrant has one banking subsidiary, Adams County National Bank, a national bank, which is wholly-owned by the Registrant, and Pennbanks Insurance Company, a reinsurer of credit life and credit accident and disability risks.